Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
First Quarter 2015 Financial Teleconference
April 28, 2015, 1:30 p.m. (PDT)

Ted Craver, Chairman and Chief Executive Officer, Edison International
Our first quarter core earnings were 90 cents per share, unchanged from the first quarter the previous year. Because SCE has not received a decision in its 2015 General Rate Case, comparisons of results are not particularly meaningful. Jim will cover the specifics.
I’m certain what is on your minds now more than anything else is the filing we will make tomorrow with the CPUC regarding communications with CPUC decision-makers during the SONGS settlement process. Although we are still finalizing our Response, I want to make a few comments about what we expect to file. Since our work on the filing is still ongoing, there is some small risk that I will have to supplement what I say today, but it is outweighed by our desire to be transparent.
First, we do not expect to file any additional late ex parte notices.
We conducted a thorough process to identify and review communications and internal documents concerning the settlement of the SONGS OII between CPUC decision-makers and personnel at SCE and EIX who could reasonably be expected to have engaged in such communications. As specified in the ALJs’ Order, we looked at documents from the period between March 1, 2013 (a few weeks before the Warsaw meeting) and November 31, 2014 (a short while after the settlement was approved by the CPUC). This is a mammoth undertaking involving an initial, broad pool of slightly more than 2 million emails and documents, and then winnowing that group down in successive levels of review to isolate documents relating to the SONGS OII and the settlement process.
I’ve come to learn how these types of document searches and reviews are done. It is very complicated. It requires real care in setting up the parameters for searching and sifting given the huge number of documents that could potentially be relevant. It also involves some judgments about search parameters. We used multiple levels of review and a lot of checking and rechecking of work. We used an outside law firm to conduct this work. All of this was done in a sincere attempt to do a thorough, complete and proper job. We believe we have done so. Our filing tomorrow will provide the details on the search criteria and the multi-layered review and checking process used. This process will result in us providing a few dozen emails in our Response to the CPUC.
Although we do not expect to make any additional late ex parte notices, we are providing in our Response quite a bit of additional information in an effort to be transparent and forthcoming on contacts

Exhibit 99.2

between CPUC decision-makers and SCE and EIX executives on SONGS related matters. I want to highlight some of the additional information we intend to provide.
We are providing a chronology of key events relating to the SONGS settlement covering the period from the initiation of the OII to the Commission approval of the settlement.
We are also providing a summary and the relevant documents where we had communications with CPUC decision-makers, even though those communications fell outside of the criteria for filing ex parte notices. These cover things like:
(a)a courtesy call to a Commissioner to give him or her a “heads up” we are about to issue a press release on a SONGS related matter, or
(b)a Commissioner initiated contact which was a one-way conversation from them to one of our executives with no substantive response by our executive (that is, our executive was essentially in “listen- only” mode), or
(c)communications between a CPUC decision-maker and SCE or EIX personnel on procedural matters, or
(d)updates provided to CPUC Commissioners on the status of SONGS restart and system reliability efforts.

This effort has also highlighted for me the need to have Rule 8.4, which covers ex parte notices, reviewed and clarified. Any rule can’t possibly cover every conceivable communication circumstance, which creates a need to interpret that rule. Over time, the parties who regularly practice before the CPUC-Commissioners, utilities and intervenors alike-and resulting Commission decisions develop a body of accepted practice concerning that rule. We make every effort to comply with Rule 8.4 on ex parte notices. In my opinion, Rule 8.4 could certainly stand to be clarified and updated. We are the ones who bear the reputational and financial risk of interpretations of, and after the fact judgments regarding, an ambiguous rule. We understand President Picker intends to review Rule 8.4. We very much welcome such an effort.
Our Response also contains, as required by the ALJs’ Order, a Privilege Log of the documents withheld based on legal privilege.
Finally, our Response will contain declarations from Steve Pickett and Ron Litzinger. These documents primarily provide additional information surrounding the meeting former President Peevey requested in Warsaw. Again, we are going this extra step in an attempt to provide all parties and the public with transparency about this contact.
I want to make one final point on this matter. Some have contended that the settlement was influenced by the Peevey/Pickett Warsaw meeting. While I can certainly understand the motivation for some to make this

Exhibit 99.2

statement, it just doesn’t stand up to basic logic. To start with, the Warsaw contact was made a good 2 ½ months before we made the decision to permanently shut down SONGS. Negotiations with TURN and ORA commenced after shut down and proceeded with both sides writing on a clean slate. The negotiations lasted over ten months with 14 face-to-face meetings among the negotiating parties and numerous phone calls.
SCE did not negotiate any settlement with Peevey, nor did ORA or TURN. Peevey may have had his own ideas about what a settlement should contain, but he wasn’t involved in the negotiations. Any settlement was going to have to address the same four basic cost items at issue (whether articulated by Peevey or anyone else.) Namely, the cost of the replacement steam generators, how the non-RSG assets were going to be recovered, replacement power, and O&M expenses. There was also the matter of how any third-party recoveries from insurance and MHI would be treated. Identifying the areas to negotiate was easy, the hard part was coming to agreement on how they were to be handled, and everybody had different ideas about that. ORA and TURN were active, fully-engaged parties to the settlement negotiations. They reached their own conclusions as to the gives and takes in the negotiations and ultimately of the settlement as a whole and the value it would provide to customers.
Importantly, the result of the negotiations was materially different from the general framework laid out by President Peevey in Warsaw. TURN and ORA in their April 17 press releases provided their views of the material differences between the settlement and the Peevey construct, and maintain ratepayers fared substantially better under the settlement. Just yesterday, A4NR provided a different analysis that came to the opposite point of view, but still concludes that the settlement was materially different from the Peevey construct. All of this proves the point. Comparing the final settlement to Peevey’s generalized framework from Warsaw is bound to produce this type of debate given the lack of detail in that suggested framework. This vagueness lends itself to differing interpretations-really guesses-as to what he may have had in mind.
What is most important here is that Peevey’s contact, and any subsequent contacts, did not have any influence on the parties involved in the settlement negotiations.
As I said, our current plan is to file our response to the ALJs’ Order tomorrow. Hopefully my comments provide some helpful context for that filing. I’m sure you will understand that we will probably decline to say anything more about this matter in the Q&A session on this call and until we’ve made our filing.
I now want to turn to some of our other business priorities. Of course, a major item for us this year is reaching a reasonable outcome on SCE’s General Rate Case. We don’t really have anything material to report on that effort today. Beyond the GRC, our priorities for the business remain safety, operational excellence, and investing in modernizing the electric system to enhance reliability, better serve our customers and support public policy. I’ll touch on these briefly.

Exhibit 99.2

Safety leads the list of operational excellence priorities for us. When we say safety, we mean both public safety and worker safety. In both cases, it requires us to constantly find new ways to keep the public and ourselves aware and focused on safety hazards, and to invest in ways to eliminate or mitigate safety risks. Actually, some of this circles back to provisions in our GRC request, too. Although we have continued to improve our safety performance in recent years, we can do more based on the best-in-class utilities and performance in other industries. A robust safety culture is a top priority.
Our other operational excellence priorities are reliability, customer service and affordability. Sustained productivity improvement must be a part of our DNA. We have made substantial progress on this over the last several years, but we want to continue to improve. One important measure is customer rates. We have mentioned to you before that our goal the last few years has been to keep the increase in our System Average Rate to 3 to 5 percent per annum. We seek to do this even in the face of cost pressures from expensive mandates that require substantial incremental investment. Over the last five years, we have managed to stay at the bottom end of that targeted range, which actually compares favorably with our peers in California and several others around the country. We would like to continue to push that down to the level of inflation or lower.
Today’s electric system provides customers with reliable and affordable electric energy. But the system needs to be upgraded to meet changing customer needs. Residential and business customer needs are evolving, while policy makers want us to provide an electric system that facilitates a low-carbon economy. To meet these needs, we need to be able to integrate more distributed energy resources -- such as rooftop solar, energy storage and electric transportation charging. The Distribution Resource Plan and related filings we will make this summer to the CPUC will serve as the road map for modernizing the electric distribution system.
The long-term need to invest in a reliable and technologically-advanced grid puts a premium on mitigating the potential rate impact of those necessary investments by doing all we can to manage our costs while operating more effectively in meeting customer needs. This is critical for our long-term competitiveness.
Beyond our utility business, we continue to pursue growth opportunities in competitive businesses across the electric power industry. Doing so allows us to serve customers outside of SCE’s territory. We are focused on providing energy services to commercial and industrial customers through Edison Energy as well as competitive transmission outside SCE’s service area through Edison Transmission.
Frankly, I have never felt better about how our company is positioned for the future, both in terms of our strategy and the people we have in place to execute it. Our customers’ needs, and our industry, will continue to evolve. I believe Edison is particularly well-positioned to be at the forefront of these changes.
Jim Scilacci, Executive Vice President and Chief Financial Officer, Edison International
I will lead off my comments with a general statement about attempting to compare 2015 to 2014 earnings. Because SCE has yet to receive a 2015 general rate case decision, the utility is recording revenues

Exhibit 99.2

largely based upon 2014 authorized levels. In the quarter SCE receives a final GRC decision, we will record a cumulative adjustment retroactive to January 1, 2015. As Ted mentioned, earnings comparisons will not be useful until we report full-year 2015 earnings. In the meantime, we believe the simplified rate base model is the best starting point to model full-year earnings.
Please turn to page 2 of the presentation.
As Ted said, core earnings are unchanged year-over-year at 90 cents per share. GAAP, or basic earnings per share, are 38 cents per share higher. This is primarily due to non-core items last year related to the SONGS OII Settlement of 29 cents per share and 7 cents per share related to EME. This quarter, we also had 2 cents per share of income under the HLBV accounting treatment for solar tax equity financings. As explained in our last call, Edison Energy has tax equity investors, and we are required to allocate income under the hypothetical liquidation at book value accounting method. Since this income does not relate to project performance, we classified it as non-core. Edison Energy is included in EIX Parent and Other results.
Edison International parent company costs are flat at 3 cents per share, as slightly higher corporate expenses are offset by earnings from Edison Mission Group as we continue to monetize Edison Capital’s affordable housing portfolio.
With respect to our quarterly results, let me clarify the presentation of two items in our results:
First, as I previously mentioned, we are recording CPUC revenues at 2014 authorized level pending a general rate case decision. We used this approach except for one modification. We deferred $36 million of authorized revenues, or 7 cents per share, allocated to the first quarter related to incremental repair deductions pending the outcome of the GRC. There is an offsetting 7 cents per share of income tax benefits shown separately on the slide. Since we don’t know how the general rate case decision will treat repair deductions, we decided it was prudent not to recognize these benefits. The 7 cents is above the repair deductions that are included in the 2015 GRC filing.
Second, let me clarify the presentation of SONGS which is addressed in footnote 4 to this slide. During the first quarter of 2015, we began to amortize the SONGS regulatory asset and recorded property taxes which are recovered through revenues. During the first quarter of last year, we had O&M costs and property taxes that we recovered through GRC revenues. Neither of these affected net income so we have excluded them from earnings drivers. A fuller description of these items is included in our 10-Q. Let me also note that beginning January 1, 2015, SONGS costs are classified as decommissioning expense and recorded as a reduction in our asset retirement obligations.
Turning back to our slide, we did benefit from 7 cents per share of higher FERC revenues primarily related to rate base growth and recovery of higher operating costs.

Exhibit 99.2

Looking at costs, O&M is a penny per share higher. Depreciation and amortization costs are 4 cents per share higher from an increase in transmission and distribution investments.
Net financing costs benefited by 2 cents per share largely from higher AFUDC equity income. This reflects a higher AFUDC rate and a slightly higher construction work in progress balance.
After adjusting for the incremental repair deductions, SCE had lower tax benefits of 4 cents per share. The lower benefits relate principally to higher flow-through tax benefits related to repair deductions last year.
Although our results are better than most analyst estimates, I suspect this is largely due to difficulty in estimating quarterly profile of revenues and earnings from the 2014 authorized revenue requirement. Other than perhaps the favorable AFUDC equity earnings trend, which could remain a factor for the rest of the year, first quarter results are largely consistent with the simplified rate base model we encourage investors to use as a starting point.
Please turn to page 3.
We have revised our prior three-year forecast reflecting the removal of the Coolwater-Lugo transmission project. This 220 kV project planned in San Bernardino County was intended to support additional utility-scale renewable projects and overall grid reliability. In mid-March, the California Independent System Operator determined that this project is not necessary to provide full capacity deliverability, but would conduct additional studies, to assess potential need for all or portions of the project for future system requirements. In the interim, the CAISO requested that the CPUC suspend its approval to proceed with the project. SCE supports the suspension given the changing circumstances. Last week, the CPUC issued a proposed decision that recommends dismissing the Coolwater-Lugo application on the basis that sufficient deliverability now exists.
The Coolwater-Lugo project was forecasted to cost $740 million, of which the most recent forecast had $584 million of expenditures falling within the 2015-2017 period. Partially offsetting this are cost and timing updates for a number of other, smaller FERC projects. The net result is a decrease of approximately $300 million in FERC capex in our capital spending forecast. For your information, we have provided the prior forecast at the bottom of the slide. Lastly, SCE has FERC pre-approval for prudently incurred abandoned plant costs.
We will continue to finance SCE’s growth consistent with our authorized capital structure. Periodically, SCE will issue long-term debt and preferred stock to support its growing rate base. Of course, retained earnings will provide common equity needs. SCE’s 13-month weighted-average common equity component was 48.4 percent. With the cash flow benefits from bonus depreciation expected to commence later in the year, SCE may have only modest additional financing requirements this year.

Exhibit 99.2

Please turn to page 4.
Our rate base growth forecast remains at 7% to 9% compounded annually during the forecast period. The FERC capital spending changes have a minor impact on the average rate base forecasts for each year and SCE continues to have a number of growth programs, such as storage, electric vehicle charging, and the grid of the future projects that will remain important sources of growth well into the next decade.
Please turn to page 5.
We have included in this slide some of the important 2015 earnings considerations that we introduced on our last call. The only change is a minor revision to the 2015 rate base forecast that I discussed earlier. To reiterate our prior statements, we don’t plan on issuing 2015 guidance until after SCE receives a general rate case decision.
I’ll finish with a couple of reminders on Edison International’s investment thesis.
Please turn to page 6.
First, we continue to emphasize a lower-risk SCE investment program focused on the wires business, both for reliability spending and for adapting the grid to the new technologies and needs that we’ve spoken about for some time. To meet these investment requirements while keeping rate increases moderate will require sustained SCE productivity improvements. Our base financing case remains no common equity issuance to support SCE’s investment program. Finally, we continue to see the opportunity for above average dividend growth potential to complement SCE’s earnings growth. Of course, our plan is to increase the dividend back to our target payout ratio in steps over time.